EXHIBIT 15.1

February 8, 2007

The Board of Directors and Stockholders, Sun Microsystems, Inc.

We are aware of the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-25860, 33-38220, 33-51129, 33-56577, 333-09867, 333-34543, 333-38163, 333-40677, 333-67183, 333-86267, 333-89391, 333-90907, 333-45540, 333-48080, 333-49788, 333-52314, 333-56358, 333-68140, 333-73218, 333-98097, 333-100189, 333-101332, 333-101323, 333-108639, 333-109303, 333-111968, 333-114550, 333-122586, 333-127063, 333-128324, 333-128325, 333-131507 and 333-138593; and Form S-3 No. 333-81101) of Sun Microsystems, Inc. of our reports dated October 25, 2006 and February 8, 2007 relating to the unaudited condensed consolidated interim financial statements of Sun Microsystems, Inc. that are included in its Form 10-Q for the quarters ended October 1, 2006 and December 31, 2006.

Very truly yours,

/s/ ERNST & YOUNG LLP